Item 77.H - Change in Control of Registrant


Ceasing Control of Credit Suisse Managed
Futures Strategy Fund A

As of April 30, 2017 No Shareholder owned 25% of
the Fund.    As of October 31, 2017 No Shareholder
owned 25% of the Fund.    Accordingly,
Shareholder ceased to be a controlling person of the Fund.


Ceasing Control of Credit Suisse Managed
Futures Strategy Fund C

As of April 30, 2017 No Shareholder owned 25% of
the Fund.    As of October 31, 2017 No Shareholder
owned 25% of the Fund.    Accordingly,
Shareholder ceased to be a controlling person of the Fund.


Obtaining Control of Credit Suisse Managed
Futures Strategy Fund I

As of April 30, 2017, Charles Schwab & Co. owned
4,054,871 shares of the Fund, which represented
29.71% of the Fund.  As of October 31, 2017,
Charles Schwab & Co. owned 7,971,573 shares of
The Fund, which represented 41.69% of the
outstanding shares.   Accordingly, Shareholder is
considered to be a controlling person of the Fund.